                                                                     EXHIBIT 99

                           iGATE CAPITAL CORPORATION
                              680 Andersen Drive
                        Pittsburgh, Pennsylvania 15220

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on June 8, 2001
                               ----------------

  The Annual Meeting of Shareholders of iGate Capital Corporation (the "Company") will be held at the Radisson Hotel Greentree at 101 Marriott Drive, Pittsburgh, Pennsylvania on Friday, June 8, 2001, at 10:00 a.m., to consider and act upon the following matters:

  1.  The election of two (2) Class B directors;

  2. The ratification of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

  3. The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

  The Board of Directors has established the close of business on April 6, 2001, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          /s/ JONATHAN D. BONIME
                                          Jonathan D. Bonime
                                          Senior Vice President, General
                                          Counsel
                                          and Secretary

Pittsburgh, PA
April   , 2001

                               TABLE OF CONTENTS

PURPOSE OF MEETING..........................................................   1
VOTING RIGHTS AND SOLICITATION..............................................   1
Voting......................................................................   1
Proxies.....................................................................   1
Solicitation of Proxies.....................................................   2
PROPOSAL NO. 1--ELECTION OF DIRECTORS.......................................   2
General.....................................................................   2
Business Experience of Directors............................................   3
Board Committees and Meetings...............................................   3
Recommendation of the Board of Directors....................................   4
PROPOSAL NO. 2--RATIFICATION OF INDEPENDENT ACCOUNTANTS.....................   4
Audit Fees..................................................................   4
Financial Information Systems Design and Implementation Fees................   4
All Other Fees..............................................................   5
Retention of Independent Accountants........................................   5
Recommendation of the Board of Directors....................................   5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............   6
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....................   7
EXECUTIVE OFFICERS..........................................................   7
EXECUTIVE COMPENSATION......................................................   8
Summary Compensation Table..................................................   8
Option Grants During 2000...................................................   9
Option Exercises During 2000 and Year End Option Values.....................  10
Report of the Compensation Committee on Repricing of Options................  10
Employment Agreements.......................................................  11
Compensation Committee Interlocks and Insider Participation.................  12
Report of the Compensation Committee on Executive Compensation..............  12
DIRECTOR COMPENSATION.......................................................  14
REPORT OF THE AUDIT COMMITTEE...............................................  15
STOCK PERFORMANCE CHART.....................................................  16
CERTAIN RELATED PARTY TRANSACTIONS..........................................  17
SUBMISSION OF SHAREHOLDER PROPOSALS
 TO BE INCLUDED IN 2002 PROXY STATEMENT.....................................  17
FORM 10-K...................................................................  18
OTHER MATTERS...............................................................  18
APPENDIX A: AUDIT COMMITTEE CHARTER......................................... A-1

                           iGATE CAPITAL CORPORATION
                               680 Andersen Road
                        Pittsburgh, Pennsylvania 15220

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          to be held on June 8, 2001
                               ----------------

  This Proxy Statement is being furnished to the shareholders of iGate Capital Corporation, a Pennsylvania corporation, in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") scheduled to be held on Friday, June 8, 2001 at 10:00 a.m., at the Radisson Hotel Greentree, 101 Marriott Drive, Pittsburgh, Pennsylvania, or at any adjournment or postponement thereof. This Proxy Statement is being mailed to shareholders on or about May 4, 2001. As used in this Proxy Statement, the terms "iGate Capital" and "the Company" refer to iGate Capital Corporation (or its predecessor) and its subsidiaries, unless the context otherwise requires.

                            PURPOSE OF THE MEETING

  The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

                        VOTING RIGHTS AND SOLICITATION

VOTING

  Only holders of record of iGate Capital common stock, par value $.01 per share (the "Common Stock") and Series A Preferred Stock, no par value (the "Preferred Stock"), as of the close of business on April 6, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On the Record Date, there were
[          ] shares of Common Stock outstanding and one share of Preferred
Stock outstanding.

  The presence in person or by proxy of the shareholders entitled to cast at least a majority of all the votes that are entitled to be cast at the meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The holders of Common Stock have one vote for each share held by them as of the Record Date and the holder of the share of Preferred Stock has 859,622 votes. In the election of directors, the duly nominated candidates receiving the highest number of stock votes will be elected as directors. Shareholders may not cumulate votes in the election of directors. Ratification of the independent accountants for the fiscal year ending December 31, 2001 requires the affirmative vote of a majority of the votes cast by holders of shares of the Company's Common Stock and Preferred Stock entitled to vote at the Annual Meeting.

PROXIES

  All shares of Common Stock and Preferred Stock represented by proxies that are properly signed, completed and returned to the Secretary of the Company at or prior to the Annual Meeting will be voted as specified in the proxy. If a proxy is signed and returned but does not provide instructions as to the shareholder's vote, the shares will be voted FOR the election of the Board's nominees to the Board of Directors and each of the matters submitted by the Board of Directors for vote by the shareholders. We are not aware of any business for consideration at the Annual Meeting other than as described in the Proxy Statement; however, if matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

  Under Pennsylvania law, proxies marked ABSTAIN are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the meeting.

SOLICITATION OF PROXIES

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

  The Company's Second Amended and Restated Articles of Incorporation currently provide that the number of directors constituting the entire Board shall be no less than three (3) and no more than nine (9). The Company's Board of Directors is divided into three (3) classes, with each class to be nearly equal in number and the classes to be elected for staggered terms of three (3) years as follows: two (2) Class A directors whose terms expire in 2003; two
(2) Class B directors whose terms expire in 2001; and one (1) Class C director whose term expires in 2002. Therefore, two (2) directors are being elected to Class B at the Annual Meeting for a three-year term expiring in the year 2004.

  The names of the persons who are nominated for Class B directors are Ashok
K. Trivedi and Edward Yourdon, who presently serve as Class B directors. The persons appointed as proxies intend to vote the shares represented by them at the annual meeting for the election of Messrs. Trivedi and Yourdon as Class B directors. The Board of Directors knows of no reason why Mr. Trivedi or Mr. Yourdon would be unable to serve as directors. If, at the time of the Annual Meeting, either Mr. Trivedi or Mr. Yourdon is unable or unwilling to serve as a Class B director, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors.

  The following section captioned "Business Experience of Directors" sets forth certain information concerning the Board nominees for election to the Board of Directors at the Annual Meeting.

BUSINESS EXPERIENCE OF DIRECTORS

 Nominees for Director in Class B Whose Terms Expire in 2004

  Ashok Trivedi, age 52, has served as Co-Chairman and President of the Company since October 1996, and as a director since 1988. He was reelected by the shareholders in 1998 to serve a three year term expiring in 2001. From 1988 through September 1996, Mr. Trivedi served as President of the Company and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation.

  Edward Yourdon, age 57, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was reelected by the shareholders in 1998 to serve a three year term expiring in 2001. Mr. Yourdon has served as a consultant to the information technology industry for the past thirty five years, most currently focusing on the Internet, business re-engineering, object technology and the design of Internet/intranet software applications.

 Directors in Class A Whose Terms Expire in 2003

  Michel Berty, age 61, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was reelected by the shareholders in 2000 to serve a three year term expiring in 2003. Mr. Berty served in various executive and management positions with the Cap Gemini Group from 1972 through April 1997, most recently, from 1992 through April 1997, as Chairman and Chief Executive Officer of the American subsidiary of Cap Gemini. Mr. Berty serves as a member of the board of directors of Ascent Logic Corporation, BuySMART, Inc., Elligent Consulting, Level 8 Systems, Merant and Sapiens International. He is also the President of PAC U.S., the American subsidiary of PAC, a foreign information technology strategy consulting firm.

  J. Gordon Garrett, age 61, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was reelected by the shareholders in 2000 to serve a three year term expiring in 2003. He is currently CEO of Interloci Network Management Inc., a position he has held since 2000. He was Senior Vice President of Ricoh Corp., Caldwell, New Jersey and Chief Executive Officer of Ricoh Canada, from 1995 to 2000. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management (ISM) Corporation. He held the position of President of Gestetner USA from 1989 to 1991.

 Director in Class C Whose Term Expires in 2002

  Sunil Wadhwani, age 48, has served as Co-Chairman and Chief Executive Officer of the Company since October 1996, and as a director since 1986. From 1986 through September 1996, he served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. From 1981 to 1986, Mr. Wadhwani served as President of Uro-Valve, Inc., a start-up manufacturer of specialized medical devices that he founded in 1981. Prior to 1981, Mr. Wadhwani worked as a management consultant assisting companies in strategic planning, operations, marketing and sales.

BOARD COMMITTEES AND MEETINGS

  During 2000, the Board of Directors met six times with all directors attending each meeting. The Board also took action by unanimous written consent on five occasions during the year. The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee. The Company does not have a standing nominating committee.

Audit Committee

  The Board has an Audit Committee currently consisting of Messrs. Garrett, Berty and Yourdon, all of whom are independent directors. The Audit Committee's duties include recommending to the Board of Directors the firm of independent accountants to audit the Company's financial statements, reviewing the scope and results of the independent auditors' activities and the fees proposed and charged therefore, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the committee's activities to the full Board. The Board has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A. The Audit Committee met three (3) times during 2000.

Compensation Committee

  The Board has a Compensation Committee, currently consisting of Messrs. Garrett, Berty and Yourdon, all of whom are independent directors. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee met once in 2000 in conjunction with a regular Board meeting and also acted by written consent.

Executive Committee

  The Board has an Executive Committee, currently consisting of Messrs. Wadhwani and Trivedi, which exercises the full power of the Board of Directors between meetings of the Board, provided, however, that the Executive Committee does not have power or authority to: (i) approve any fundamental change that requires shareholder approval; (ii) create or fill vacancies on the Board of Directors; (iii) adopt, amend or repeal the Bylaws; (iv) take any action with respect to the compensation of executive officers; (v) take any other action committed by resolution of the Board of Directors to another committee of the Board of Directors; (vi) authorize the issuance of any shares of the Company's stock; or (vii) authorize any distributions with respect to the Company's outstanding shares. The Executive Committee did not meet during 2000.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors unanimously recommends that the shareholders vote FOR the nominees named herein.

                                PROPOSAL NO. 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The independent certified public accounting firm of Arthur Andersen LLP audited the annual financial statements of the Company for the year ended December 31, 2000 and also performed other non-audit services for the Company.

AUDIT FEES

  The aggregate fees paid to Arthur Andersen LLP for auditing the annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $159,893.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

  There were no fees paid to Arthur Andersen LLP and its affiliates for financial information systems design and implementation during the year ended December 31, 2000.

ALL OTHER FEES

  The aggregate fees paid to Arthur Andersen LLP and its affiliates for services rendered to the Company and its subsidiaries during the year ended December 31, 2000, other than the services described above under the headings "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $638,673.

RETENTION OF INDEPENDENT ACCOUNTANTS FOR THE YEAR 2001

  The Board of Directors has reappointed Arthur Andersen LLP, certified public accountants, as the Company's independent auditors to audit the financial statements of the Company for the current fiscal year. The affirmative vote of a majority of the votes cast by the holders of shares of the Company's Common Stock and Preferred Stock entitled to vote at the Annual Meeting is required to ratify the selection of Arthur Andersen LLP as the Company's independent accountants. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the Annual Meeting, the Board will review its future selection of auditors.

  Representatives of the firm of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the selection of Arthur Andersen LLP as the Company's independent auditors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and Preferred Stock as of February 28, 2001 of: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Preferred Stock; (iii) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation"; and (iv) all directors and executive officers of the Company as a group. As of February 28, 2001, there were 51,235,814 shares of Common Stock outstanding and one share of Preferred Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable.

                                                Amount and Nature of
                                                Beneficial Ownership
                                    --------------------------------------------
                                               Percentage            Percentage
                                                   of                    of
                                    Shares of    Common    Shares of  Preferred
Name and Address ofBeneficial         Common      Stock    Preferred    Stock
Owner                                 Stock    Outstanding   Stock   Outstanding
-----------------------------       ---------- ----------- --------- -----------
Sunil Wadhwani (1)(2).............  15,301,053    29.9%        --        0.0%
Ramesh Thadani, as co-trustee of a
 Wadhwani family trust (2)(3).....   1,687,576     3.3         --        0.0
Ashok Trivedi (2)(4)..............  15,301,053    29.9         --        0.0
Arun Nayar, as co-trustee of
 certain
 Trivedi family trusts (2)(5).....   4,370,597     8.5         --        0.0
Mohan Phanse, as co-trustee of
 certain
 Trivedi family trusts (2)(5).....   1,676,833     3.3         --        0.0
Michel Berty(6)...................      25,000       *         --        0.0
J. Gordon Garrett (7).............      35,000       *         --        0.0
Ed Yourdon (7)....................      35,000       *         --        0.0
Steven Shangold (7)...............     184,996       *         --        0.0
Bruce E. Haney....................      47,000       *         --        0.0
Quantum Management Investments
 Ltd(8)...........................          --      --         (9)        (9)
King Moore Consultants Ltd(8).....          --      --         (9)        (9)
All directors and executive
 officers as a
 group 8 persons (10).............  38,734,106    75.6%        --         --

--------
*  Less than 1%

(1) Includes 3,507,576 shares held by three family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.

(2) The address of Messrs. Wadhwani, Trivedi, Thadani, Nayar and Phanse is c/o iGate Capital Corporation, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220.

(3) Mr. Thadani is a co-trustee of two of the Wadhwani family trusts referred to in note 1, above, with no investment power and sole voting power over such shares.

(4) Includes 4,370,597 shares held by three family trusts, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.

(5) Mr. Nayar is co-trustee of the three Trivedi family trusts and Mr. Phanse is co-trustee of two of the Trivedi family trusts, in each case, referred to in note 4 above, with no investment power and shared voting power over such shares.

(6) Includes 5,000 shares that may be acquired within 60 days of February 28, 2001 pursuant to exercise of options.

(7) Represents shares that may be acquired within 60 days of February 28, 2001 pursuant to exercise of options.

(8) The address of Quantum Management Investments Limited and King Moore Consultants Limited is c/o Chase Manhattan Trust Company, N.A., Suite 1100, One Oxford Centre, Pittsburgh Pennsylvania 15219.

(9) The single share of Preferred Stock is held of record by Chase Manhattan Trust Company, N.A., in its capacity as trustee for the holders of outstanding Non-Voting Exchangeable Shares (the "Quantum Stock") of Quantum Information Resources Limited, a Canadian subsidiary of iGate Capital. The holders of the Quantum Stock that are not affiliated with iGate share the voting and investment power with respect to this share in proportion to their respective ownership of the Quantum Stock. Each of Quantum Management Investments Limited and King Moore Consultants Limited has voting power with respect to greater than 5% of the 859,622 votes to which the share of Preferred Stock is entitled.

(10) Includes 329,994 shares of Common Stock underlying options that are exercisable on or before February 28, 2001 or within 60 days after such date.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission and Nasdaq. Directors, executive officers and other 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports that they file.

  Based solely on its review of the copies of such reports and amendments thereto provided to the Company, and written representations and information provided to the Company by the reporting persons, the Company believes that during 2000, all such persons complied with the applicable filing requirements under Section 16(a) except that (i) Mr. Garrett did not timely report two transactions in March 2000 involving gifts of his stock and filed a late report as to two transactions in November 2000 involving the sale of his stock and (ii) Mr. Berty did not timely report one transaction in May 2000 involving his exercise of stock options.

                              EXECUTIVE OFFICERS

In addition to Messrs. Wadhwani and Trivedi, whose positions and backgrounds are discussed above, the following persons served in 2000 or serve as of the date hereof as executive officers of the Company:

  Jonathan D. Bonime, age 45, is Senior Vice President, General Counsel and Secretary for iGate Capital. Before joining iGate Capital in January 2001, Mr. Bonime served as International Counsel for Allegheny Technologies from October 1997 until January 2001. He served as Vice President and General Counsel for Glitsch International, a subsidiary of Foster Wheeler, from August 1994 until September 1997 and prior to that as Senior Attorney with Dresser Industries, now merged with Halliburton, from March 1985 until August 1994. Mr. Bonime received his bachelor's degree from Franklin and Marshall College and his juris doctorate at Case Western Reserve University School of Law. He is a member of the Pennsylvania Bar Association, the State Bar of Texas, the American Bar Association and the American Corporate Counsel Association.

  Bruce E. Haney, age 45, served as Managing Director and Chief Financial Officer of the Company from March 1, 2000 until his resignation effective March 31, 2001. Mr. Haney served as Chief Financial Officer of FORE Systems, Inc. from June 1998 to December 1999 and from June 1986 to June 1998 he served as President and Co-Founder of the Gustine Company. Mr. Haney worked for Arthur Andersen LLP for six years, most recently as a tax manager, prior to the founding of the Gustine Company. He has a Master's Degree in Taxation from DePaul University, a Bachelor's degree in Economics from the University of Pennsylvania's Wharton School and is a certified public accountant in the State of Pennsylvania.

  Steven Shangold, age 40, has served as Chief Executive Officer of Emplifi Inc. since April 6, 2000. Emplifi Inc. is a wholly owned subsidiary of iGate Capital Corporation. Mr. Shangold served as Senior Vice President--U.S. Client Services of the Company from August 1998 to April 6, 2000. From September 1995 to July 1998, he served as the Company's Vice President of U.S. Sales and Marketing. From February 1992 to September 1995, he served as the Company's Sales Director--Commercial Division. Mr. Shangold earned a Bachelor's degree in Management from Syracuse University and a Bachelor's degree in Advertising from the S.I. Newhouse School.

  Michael Zugay, age 49, served as Vice President-Corporate Development of the Company from February 1998 to April 2, 2001 when he was appointed Senior Vice President and Chief Financial Officer. From March 1995 through January 1998, he served as the Company's Chief Financial Officer. Before joining iGate in March 1995, he served as President and CEO of Bliss-Salem, Inc., a provider of products to the steel industry. Prior to that, he served in various financial positions in the steel industry and spent 6 years in public accounting at KPMG. Mr. Zugay is a certified public accountant with over 28 years of financial and operational experience. He earned a Bachelor's degree in Business Management from Indiana University of Pennsylvania.

  The Company's executive officers are appointed and serve at the discretion of the Board of Directors. Each executive officer is a full-time employee of the Company. There are no family relationships between any director or executive officer of the Company.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company at the end of 2000 (such executive officers are sometimes collectively referred to herein as the "Named Executive Officers"). The information in this table is presented for the three years ended December 31, 2000, 1999 and 1998, respectively.

                                                                   Long-Term
                                 Annual Compensation          Compensation Awards
                          --------------------------------- -----------------------
                                                            Restricted  Securities
                                               Other Annual   Stock     Underlying   All Other
Name and Principal             Salary   Bonus  Compensation   Awards   Options/SARs Compensation
Position                  Year   ($)   ($)(1)   ($)(2)(3)     ($)(4)       (#)          ($)
------------------        ---- ------- ------- ------------ ---------- ------------ ------------
Sunil Wadhwani (7)        2000 311,539  54,999    15,503          --          --         --
 Co-Chairman and Chief    1999 292,000 218,000    17,416          --          --         --
 Executive Officer        1998 303,846 288,879    20,540          --          --         --

Ashok Trivedi (7)         2000 312,539  54,999    15,680          --          --         --
 Co-Chairman              1999 292,000 218,000    17,859          --          --         --
 And President            1998 303,846 288,879    20,414          --          --         --

Bruce E. Haney (5)        2000 274,615      --        --     153,760          --         --
 Chief Financial Officer

Steven Shangold (6)       2000 301,000 204,555        --          --          --         --
 CEO, Emplifi Inc.        1999 226,000 201,000        --          --      35,000         --
                          1998 219,871 206,577        --          --     100,000         --

--------
(1) Bonuses were paid in 2000, 1999 and 1998 for performance in 1999, 1998 and 1997, respectively.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted when such perquisites and other personal benefits constituted less than 10% of the total annual salary and bonus for each of the named executive officers for such year.

(3) During 2000, 1999 and 1998, the Company leased automobiles for Messrs. Wadhwani and Trivedi. The incremental costs to the Company in 2000, 1999 and 1998 for the automobiles leased was $15,503, $17,417, and $20,540, respectively for Mr. Wadhwani and $15,680, $17,859, and $20,414, respectively for Mr. Trivedi.

(4) The value of Mr. Haney's 40,000 shares of restricted as of December 31, 2000 was $115,000. The restricted stock award of 40,000 shares vested in monthly increments of 8,000, beginning November 30, 2000 and became fully vested on March 31, 2001.

(5) Mr. Haney commenced employment with the Company on March 1, 2000 and thus received this salary for ten months during 2000.

(6) The options granted to Mr. Shangold in 1998 were cancelled as to 10,000 shares and the options granted to Mr. Shangold in 1999 were cancelled as to 23,836 shares, in each case effective as of November 22, 2000, in connection with Mr. Shangold's execution of a modified employment agreement.

(7) Messrs. Wadhwani and Trivedi are to be paid $300,000 per annum, based upon a calendar year. During 2000, Messrs. Wadhwani and Trivedi were paid on a bi-weekly basis, and, due to pay date changes within the Company, were paid 27 times in 2000.

OPTION GRANTS DURING 2000

  The following table sets forth the number of shares of the Company's Common Stock underlying options granted, the exercise price per share, and the expiration date of all options granted to each of the Named Executive Officers during 2000.

                                                Individual Grants
                         ---------------------------------------------------------------
                          Number of   Percent of Total
                          Securities    Options/SARs   Exercise or
                          Underlying     Granted to    Base Price             Grant Date
                         Options/SARs   Employees in    Per Share  Expiration   Value
Executor Officer         Granted (1)    Fiscal Year       $/SH        Date     ($) (2)
----------------         ------------ ---------------- ----------- ---------- ----------
Sunil Wadhwani..........        --           --               --          --          --
Ashok Trivedi...........        --           --               --          --          --
Bruce Haney.............   250,000                       $25.125   1/19/2010  $4,890,025
                            50,000                       $ 8.781   7/31/2010  $  289,935
Steven Shangold.........        --           --               --          --          --

--------
(1) The options granted to Mr. Haney during 2000 had the following vesting provisions: (a) the option to purchase 250,000 shares granted on January 19, 2000 was to vest as to 31,250 shares at the end of each of eight (8) successive six-month periods commencing with the six-month period first following the date of grant; and (b) the option to purchase 50,000 shares granted on July 31, 2000 was to vest as to 12,500 shares on January 19, 2001 and as to an additional 3,125 shares at the end of each of twelve successive three-month periods thereafter. However, Mr. Haney entered into a revised employment agreement with the Company pursuant to which the foregoing options were canceled as of October 16, 2000 in connection with the issuance of 40,000 shares of restricted stock to Mr. Haney on October 18, 2000.

(2) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2000: (i) risk free interest rate of 6.191%; (ii) expected dividend yield of 0.0%; (iii) expected life of options of five (5) years; and (iv) an expected volatility rate of 89.96%.

OPTION EXERCISES DURING 2000 AND YEAR END OPTION VALUES

The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held, on December 31, 2000, by each of the Named Executive Officers:

                                                        Number of Securities       Value of In-The-Money
                                                       Underlying Options/SARs          Options/SARs
                         Shares Acquired    Value      at Fiscal Year End (#)      at Fiscal Year End ($)
Executive Officer        on Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable(1)
-----------------        --------------- ------------ ------------------------- ----------------------------
Sunil Wadhwani..........        --            --                  --/--                    --/--
Ashok Trivedi...........        --            --                  --/--                    --/--
Steven Shangold.........        --            --             184,996/--                    --/--
Bruce Haney.............        --            --                  --/--                    --/--

--------

(1) The closing price for the Company's Common Stock as reported by THE NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET on December 31, 2000 was $2.875. Value is calculated on the basis of the difference between the option exercise price and $2.875, multiplied by the number of shares of Common Stock underlying the option.

REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

  In connection with the Company's negotiation with Bruce Haney of the terms and conditions of a revised employment agreement, the Board of Directors approved the issuance of 40,000 shares of restricted stock to Mr. Haney pursuant to the Amended and Restated Stock Incentive Plan (the "Plan") in partial consideration for the cancellation of all those options, vested and unvested, that had previously been issued to Mr. Haney under the Plan. The shares of restricted stock were fully vested as of March 31, 2001.

The following table sets forth certain information with respect to the repricing of options held by any executive officer of the Company during the last ten (10) completed fiscal years:

                                    Market                       Length of
                        Number of  Price of  Exercise             Original
                        Securities Stock at  Price at           Option Term
                        Underlying  Date of   Date of           Remaining at
                         Options   Repricing Repricing   New      Date of
                         Repriced     or        or     Exercise Repricing or
Name/Title      Date    or Amended Amendment Amendment  Price    Amendment
----------   ---------- ---------- --------- --------- -------- ------------
Bruce Haney  10/16/2000  250,000    $3.844    $25.21      (1)    111 months
Chief
 Financial
 Officer     10/16/2000   50,000    $3.844    $8.781      (1)    117 months

--------
(1) In exchange for the cancellation of 300,000 options, Mr. Haney was granted 40,000 shares of restricted stock on October 18, 2000.

                                             Respectfully submitted,

                                             The Compensation Committee

                                             J. Gordon Garrett
                                             Michel Berty
                                             Edward Yourdon

                             EMPLOYMENT AGREEMENTS

  The Company and each of Messrs. Wadhwani and Trivedi are parties to substantially identical employment agreements ("Executive Employment Agreements") that were negotiated at arms-length and entered into prior to the Company's initial public offering. The Executive Employment Agreements were amended in 2000 to provide for revised bonus provisions. Each Executive Employment Agreement is in effect for a rolling two-year term that is automatically restarted at the conclusion of each month during which neither party gives notice of his or its intention to terminate the agreement. Once either the executive or the Company gives such termination notice to the other party, the term of such Executive Employment Agreement will terminate on the date that is two years after the last day of the month in which such written notice is received. Each Executive Employment Agreement provides for a base salary of $300,000, (subject to increase at the discretion of the Board of Directors) and the right to receive an annual discretionary performance bonus upon approval by the Board of Directors. Each Executive Employment Agreement provides that upon termination of employment other than as a result of death, retirement or termination by the Company for cause or disability (as such terms are defined in the agreements), the Company shall pay the executive (i) a lump sum severance payment equal to the amount, discounted to present value, the executive would have been paid, based upon his base salary at the time of termination, if such executive had remained an employee for the remaining term of his respective Executive Employment Agreement, (ii) shares of Common Stock having a value equal to the value of the executive's vested and unvested stock options and stock appreciation rights, and (iii) health insurance for the executive for the remainder of his life at the level in effect for such executive immediately prior to the termination of his employment. In the event the executive is terminated due to a disability (as defined in the Executive Employment Agreement), the Company will pay the executive's base salary for three years, reduced by any benefits to which the executive may be entitled under any Company-sponsored disability income or income protection plan, policy or arrangement, and, for each of the three years after the date of his termination, an amount equal to the highest annual bonus that he received in the three years prior to the date of his termination, payable each year in a lump sum. In the event that the employment of an executive is terminated as a result of such executive's death, the Company will pay to the executive's legal representatives (x) a one-time payment of $100,000, (y) the executive's then current base salary for a twelve (12) month period, and (z) any benefits to which the executive's legal representatives are entitled under any of the Company's insurance policies or benefit plans or programs. In addition, the Company will arrange to provide the executive's surviving spouse and eligible dependents with health and accident insurance benefits substantially similar to those that the executive was receiving immediately prior to his death. Under the Executive Employment Agreements, the Company agrees to indemnify the executives to the full extent not prohibited by law for liabilities they incur in their capacity as directors, officers or controlling persons of the Company. Under the Executive Employment Agreements, the executives agree to a noncompetition covenant during the term of the agreement and for one year after the termination of their employment for cause and to nonsoliciation and nondisclosure covenants during the term of the agreement and for one year after the termination of their employment for any reason.

  Mr. Shangold and Emplifi, Inc. are parties to an employment agreement (the "Shangold Agreement") dated as of November 22, 2000, which supersedes Mr. Shangold's prior employment agreements with Emplifi, Inc. and the Company. The Shangold Agreement is in effect on a year-to-year basis until terminated by Emplifi or Mr. Shangold. The Shangold Agreement provides for a base salary of $250,000 and the right to receive a quarterly bonus in the amount of a floating percentage, ranging from 2.7% to 45% of the Usable Net Cash Flow (as defined in the Shangold Agreement) of Emplifi for that quarter. In the event that (a) iGate Capital sells all or a portion of Emplifi's stock or there is a merger or share exchange such that iGate Capital no longer holds more than a 50% interest in Emplifi or the surviving company or (b) iGate Capital sells all or substantially all of the assets of Emplifi (in each case, a "Transfer"), Mr. Shangold shall receive a payment of a minimum of $3,000,000, provided the interest in Emplifi sold as part of the Transfer is purchased for a price, whether in stock, cash or a combination thereof, equal to 50% of Emplifi's revenue. For each percentage point by which the purchase price exceeds 50% of Emplifi's revenue, Mr. Shangold s payment shall be increased by $40,000. The payment to Mr. Shangold is to be made in the same combination of cash and stock as iGate Capital shall receive provided, however, that a minimum of 25% of the payment shall be paid to Mr. Shangold in cash. Mr. Shangold's right to receive this payment is contingent upon either (x) his being employed by Emplifi or an affiliate of Emplifi at the time of the closing of the Transfer or (y) (i) his being employed by Emplifi or an affiliate of Emplifi within sixty (60) days of the execution of a letter of intent in connection with the Transfer and (ii) his death, disability, termination without cause or resignation for Good Reason prior to the closing of the Transfer. In addition, if itiliti, another subsidiary of iGate Capital, is sold prior to a Transfer, Mr. Shangold shall be entitled to receive 1/2 of 1% of the difference between (A) the gross sale price of itiliti and (B) the sum of the original purchase price of itiliti plus the total investment made by iGate Capital into itiliti up to the closing of such sale. The Shangold Agreement provides for the cancellation of all iGate stock options issued to Mr. Shangold that would not vest prior to December 31, 2000 and that Mr. Shangold shall have until two (2) years from the date of his separation from Emplifi or the date of the sale of Emplifi to exercise his vested options provided, however, that if he is terminated for cause, his vested options shall terminate immediately. Should Mr. Shangold receive in excess of $6,000,000 in connection with a Transfer pursuant to the Shangold Agreement, then for each $1,000,000 that Mr. Shangold receives in excess of $5,000,000, he shall forfeit 25,000 of his vested unexercised iGate Capital options, with those options with the highest strike price to be forfeited first. Upon the termination of Mr. Shangold for cause, the Company may immediately cease payment of any further wages, benefits or other compensation other than salary and benefits (excluding options) earned through the date of termination. If Mr. Shangold's employment is terminated without cause or by reason of his death, disability or voluntary resignation for good reason, Mr. Shangold shall be entitled to receive certain COBRA benefits and severance payments. The amount of such severance payments is determined by the length of Mr. Shangold's service, the minimum payment being $500,000 (in connection with termination on or after October 1, 2004). The Shangold Agreement contains customary nondisclosure provisions and includes noncompetition and nonsolicitation covenants to be honored during the term of the agreement and for one year after the termination of Mr. Shangold's employment for any reason.

  Mr. Haney and iGate Capital Corporation entered into an amended and restated employment agreement (the "Haney Agreement") dated as of October 18, 2000, which superseded Mr. Haney's prior employment agreement. The Haney Agreement, which terminated pursuant to its terms on March 31, 2001, provides for a monthly salary of $25,000. The agreement also provides for an award of 40,000 shares of restricted stock, which was fully vested as of March 31, 2001, and the cancellation of all vested and unvested stock options previously granted to Mr. Haney under the iGate Amended and Restated Stock Incentive Plan. Commencing upon expiration of the Haney Agreement, Mr. Haney is entitled to receive (i) severance payments in an aggregate amount of $225,000 paid over nine months and (ii) the continuation of his employee benefits for nine months, provided such benefits continue to be available to iGate full-time employees. The Haney Agreement contains customary nondisclosure provisions and includes nonsolicitation covenants to be honored by Mr. Haney during the term of the agreement and for two years after the termination of Mr. Haney's employment for any reason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended December 31, 2000, the Compensation Committee consisted of Messrs. Berty, Garrett and Yourdon. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION

Introduction

  The following report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference.

  The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the Company's Amended and Restated Stock Incentive Plan.

Co-Chairman Compensation

  Each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a base salary of $300,000 and an annual discretionary performance bonus upon approval by the Board of Directors. Because both of these individuals own a significant amount of the Company Common Stock, the Board of Directors believes that their interests are aligned with those of the other shareholders of the Company, and that their base salaries and bonuses are modest compared with senior executives of comparable companies. Each received a base salary of approximately $300,000 in 2000. Each of Messrs. Wadhwani and Trivedi also received a bonus of $54,999 based on the Board of Directors' determination that each of them had achieved certain performance objectives as well as on the overall performance of the Company.

Compensation Philosophy

The Compensation Committee has adopted a compensation philosophy with respect to the executive officers of the Company that is intended to align compensation with the Company's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation to shareholder value in order to attract, retain and motivate high quality employees capable of maximizing shareholder value. The goals are:

  . To compensate executive employees in a manner that aligns the employees' interests with the interests of the shareholders;

  .  To reward executives for successful long-term strategic management;

  .  To recognize outstanding performance; and

  .  To attract and retain highly qualified and motivated executives.

  The strategy established by the Compensation Committee with respect to executive compensation includes maintaining base salaries for executives and providing bonuses which, when combined with base salary amounts, give the Company's executives the potential to earn in excess of competitive industry compensation if certain subjective and objective performance goals for the Company are achieved.

Deductibility of Executive Compensation Expenses

  In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000, paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future performance-based compensation arrangements to ensure deductibility in those cases where the Committee believes that shareholder value is maximized by this approach.

Stock Incentive Plan

  The Company's long term incentives are in the form of stock options, stock appreciation rights ("SARs"), restricted or unrestricted stock awards and performance share awards to directors, executives and other key employees and consultants under the Amended and Restated Stock Incentive Plan (the "Plan") which was initially adopted by the Board of Directors prior to the Company's initial public offering. The shareholders of the Company have approved subsequent amendments to the Plan and most recently approved the amendment and restatement of the Plan at the 1999 Annual Meeting of Shareholders. The first amendment, on June 1, 1998, increased the number of shares available for issuance under the 1996 Plan to 10% of the outstanding shares of Common Stock of the Company on each December 31 beginning on December 31, 1998, provided, however, that the foregoing formula would never result in a decrease in the maximum number of shares of Common Stock available under the Plan. The Plan was amended again by affirmative vote of a majority of the shareholders on February 1, 1999 to increase the available amount of shares of Common Stock issuable under the Plan from 10% to 15%. Effective as of April 6, 2000, the Plan was amended and restated to, among other things: increase the available number of shares of Common Stock issuable under the Plan to 10,000,000 and provide for an annual increase in the number of shares issuable under the Plan; increase the maximum number of shares that can be granted under the Plan in a single year to one individual from 400,000 to 500,000; adjust language regarding withholding of shares at exercise to conform to recent accounting standards pronouncements; and provide more detailed provisions for how a change of control would affecting outstanding grants. As of December 31, 2000 there were 2,091,192 shares of Common Stock available for issuance under the Plan.

  The objective of these awards is to advance the longer term interests of the Company and its shareholders and complement incentives tied to annual performance. These awards provide rewards to directors, executives and other key employees and consultants upon the creation of incremental shareholder value and attainment of long-term earnings goals. Stock incentive awards under the Plan produce value to participants only if the price of the Company's stock appreciates, thereby directly linking the interests of the participants with those of the shareholders. Subject to the provisions of the Plan, the Plan Administrator in its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters such as (i) vesting schedules, (ii) the exercise price of options, (iii) the duration of awards and (iv) the price of SARs.


                                          Respectively submitted,
                                          The Compensation Committee

                                          J. Gordon Garrett
                                          Michel Berty
                                          Edward Yourdon

                            DIRECTORS' COMPENSATION

  Directors who are not executive officers of the Company are paid an annual retainer of $20,000 and all directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the terms of the Company's Amended and Restated Stock Incentive Plan, each of Messrs. Berty, Garrett and Yourdon, the non-employee directors of the Company, were granted (i) options to purchase 30,000 shares of Common Stock in December of 1996 (the "1996 Options"), (ii) options to purchase 15,000 shares of Common Stock in September of 1999 (the "1999 Options"), and (iii) options to purchase 15,000 shares of Common Stock in October of 2000 (the "2000 Options"). The options vest in equal annual installments over three years and expire ten years after grant, subject to earlier termination if the optionee ceases to serve as a director prior to vesting. All of the 1996 Options had vested as of December 16, 1999. The first of three annual installments for the 1999 options qualified for vesting as of September 13, 2000. The first of three annual installments for the 2000 options will qualify for vesting as of October 11, 2001. The exercise price for the 1996 Options is $7.50 per share, which was the price per share for the Common Stock in the Company's initial public offering as adjusted pursuant to a subsequent two-for-one stock split. The exercise price for the 1999 Options is $14.31 and the exercise price for the 2000 Options is $4.00.

                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee reviews the Company's financial reporting process on behalf of the Board. In addition, the Committee recommends to the Board, subject to shareholder ratification, the selection of the Company's independent public accountants.

  Management is responsible for the Company's internal controls and the financial reporting process. The independent public accounts are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Committee's responsibility is to oversee these processes.

  In this context, the Committee has met and held discussions with management and the independent public accountants. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  In addition, the Committee has discussed with the independent public accountants the auditor's independence from the Company and its management and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as it has been modified or supplemented. The Company paid the independent accountants $159,893 for audit services provided in 2000 and $638,673 for other services provided in 2000. Fees for services other than audit services were primarily related to accounting and tax fees incurred in connection with the Company's March 2000 reorganization. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the accountants' independence.

  The Committee discussed with the Company's independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

  Based upon the Committee's discussions with management and independent public accountants and the Committee's review of the representations of management and the report of the independent public accountants to the Committee, the Committee recommended that the Board include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.


                                          Respectively submitted,
                                          The Audit Committee

                                          J. Gordon Garrett
                                          Michel Berty
                                          Edward Yourdon

                            STOCK PERFORMANCE CHART

  The following graph shows a comparison of the cumulative total return on the Company's Common Stock during the period commencing on December 16, 1996, the date of the Company's initial public offering and ended December 31, 2000, with the cumulative total return during such period for (i) the NASDAQ Composite,
(ii) the Russell 2000 Technology Index, (iii) the Standard and Poor's 500 Composite Index ("S&P 500") and (iv) a peer group index* selected by the Company's management which includes seven (7) public companies. The comparison assumes $100 was invested on December 16, 1996 in the Company's stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. Due to the changes in the Company's business strategy in 2000, the Company has determined that the peer group index shown in the chart, which was historically used by the Company, no longer reflects a relevant group of peer companies. Therefore, the Company intends to substitute the Russell 2000 Technology Index for the peer group index in subsequent years. Similarly, the Company has determined that the S&P 500 is less relevant to the Company than the NASDAQ Composite Index and, accordingly, the Company will not use the S&P 500 Index in subsequent years.

                              [GRAPH APPEARS HERE]

  The Common Stock is currently traded in the NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET under the SYMBOL "IGTE".

                                                     Russell
                                           NASDAQ      2000     iGate  Peer  S&P
                                          Composite Technology Capital Group 500
                                          --------- ---------- ------- ----- ---
Year ended December 31, 1996.............    102       102       100    100  100
Year ended December 31, 1997.............    125       103       212    172  135
Year ended December 31, 1998.............    174       115       382    139  171
Year ended December 31, 1999.............    323       237       330    169  204
Year ended December 31, 2000.............    196       141        38     76  183

--------
* The peer group index reflects the stock performance of the following information technology companies: Cambridge Technology Partners, Inc., CIBER, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Keane, Inc., Technology Solutions Company and Whitman-Hart, Inc.

                      CERTAIN RELATED PARTY TRANSACTIONS

  The Company leases office space in the Indian cities of Bangalore, Chennai, Pune and Mumbai from Sunil Wadhwani, the Company's Co-Chairman and Chief Executive Officer, and Ashok Trivedi, the Company's Co-Chairman and President. Messrs. Wadhwani and Trivedi own various properties jointly and individually. The acquisitions of the real estate and the construction of the office buildings, excluding buildouts of the office space, were financed entirely by Messrs. Wadhwani and Trivedi from personal funds. The leases cover approximately 142,000 square feet and expire at various times from 2003 through 2008. The total annual rental is approximately $597,000. The lease agreements provide for annual increases in rent.

  On November 9, 2000, Messrs. Wadhwani and Trivedi each paid approximately $2,500,000 to purchase 421,052 newly-issued shares of the Company's Common Stock at a price of $5.9375 per share, the closing price per share as quoted on the Nasdaq National Market. The proceeds received from the sale will be used for general corporate purposes.

  Highgate Venture Partners I, L.P. (the "Fund"), has invested in Escend Technologies, Inc., a developer of business-to-business customer relationship management applications. The Fund invested of $2.7 million, an aggregate of $205,000 invested by other affiliates of the Fund, and $300,000 each invested by Messrs. Wadhawani and Trivedi.

  As part of the initial investment in Air2Web, the Company was issued warrants to purchase 1,872,660 shares of Air2Web Series B Preferred stock at $2.67 per share ("Series B Warrants"), which were to expire on December 31, 2000. In December 2000, the Company made the decision not to exercise the Series B Warrants in order to conserve cash and requested an extension of the time period for exercise of the warrants. Air2Web agreed to extend the time period for exercise of a portion of the Series B Warrants until June 30, 2001, provided that the remaining warrants were assigned to Sunil Wadhwani, Co-Chairman and Chief Executive Officer, Ashok Trivedi, Co-Chairman and President, and two executive officers of Air2Web and provided further that these individuals immediately exercised the warrants. In December 2000, iGate assigned 749,063 Series B Warrants to these individuals and they exercised their warrants. As a result of these transactions, the Company now holds warrants to purchase 1,123,597 shares of Air2Web Series B Preferred Stock at $2.67 per share, exercisable until June 30, 2001.

SUBMISSION OF SHAREHOLDER PROPOSALS TO BE INCLUDED IN 2002 PROXY STATEMENT

  Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company at its principal office in Pittsburgh, Pennsylvania not later than January 15, 2002 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act for inclusion in the Proxy Statement for that meeting.

  The Company's Second Amended and Restated Articles of Incorporation ("Articles") provide that advance written notice of shareholder-proposed business intended to be brought before an annual meeting of shareholders must be given to the Secretary of the Company not less than 120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days' notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of business to be transacted must be received not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred.

  The Company's Articles also provide that a shareholder may request that persons be nominated for election as directors by submitting written notice thereof, together with the written consent of the persons proposed to be nominated, to the Secretary of the Company not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days' notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of the nomination must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred. To be in proper form, the notice of nomination must set forth: (i) the names and addresses of the shareholder proposing the nomination and each proposed nominee; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and such other information regarding each proposed nominee pursuant to which the nomination or nominations are to be made by the shareholder; and (iv) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors.

                                   FORM 10-K

  A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2000 as well as the Company's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2000 as filed with the Securities and Exchange Commission is being provided with this Proxy Statement. Exhibits will be provided upon request and payment of an appropriate processing fee.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                          By Order of the Board of Directors

                                          /s/ JONATHAN D. BONIME

                                          Senior Vice President
                                          General Counsel
                                          and Secretary

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. WE APPRECIATE YOUR COOPERATION.

                                  APPENDIX A

                                    CHARTER
                            of the AUDIT COMMITTEE
                         of the BOARD OF DIRECTORS of
                           iGate Capital Corporation

  The Board of Directors (the "Board") of iGate Capital Corporation (the "Corporation") has determined that the Audit Committee of the Board shall assist the Board in fulfilling certain of the Board's oversight responsibilities. The Board hereby adopts this Charter to establish the governing principles of the Audit Committee.

1.  Role of the Audit Committee

  The role of the Audit Committee is to act on behalf of the Board in fulfilling the following responsibilities of the Board:

  A. To oversee all material aspects of the Corporation's reporting, control and audit functions, except those that are specifically related to the responsibilities of another committee of the Board;

  B. To monitor the independence and performance of the Company's independent accountants; and

  C. To provide a means for open communication among the Corporation's independent accountants, financial and senior management and the Board.

  The function of the Audit Committee is oversight with respect to the matters set forth in this Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The responsibility to plan and conduct audits is that of the Corporation's independent accountants. The Corporation's management has the responsibility to determine that the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles.

2.  Composition of the Audit Committee

  A. The Board shall designate the members of the Audit Committee at the meeting of the Board following the Corporation's Annual Meeting of Shareholders, and the member shall serve until the next such meeting or until their successors are designated by the Board.

  B. The Audit Committee shall consist solely of members who are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as committee members. Beginning June 14, 2001, the Audit Committee shall have at least three members. Committee members shall have a basic understanding of finance and accounting and shall be able to read and understand financial statements. At least one member of the Committee shall have accounting or related financial management experience. In addition, the members of the Audit Committee shall meet the requirements of the rules of the principal market or transaction reporting system on which the Corporation's securities are traded or quoted (i.e., New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market).

3.  Meetings of the Audit Committee

  The Audit Committee shall meet in person or by telephone conference call at least four (4) times annually or more frequently, as circumstances may require. The Chair of the Audit Committee shall be responsible for meeting with the independent accountants at their request to discuss the interim financial statements.

4.  Responsibilities of the Audit Committee

  The Audit Committee shall have responsibility with respect to the matters set forth below:

  A.  The Corporation's Risk and Control environment:

    1. To discuss with the Corporation's management and independent auditors the integrity of the Corporation's financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks, and to oversee the correction of any perceived deficiencies in such processes and controls;
    2. To review any issues that are brought to the Audit Committee's attention relating to the ethical conduct of the Corporation's senior management and employees; and

    3.  To investigate any matters that are brought to the Audit
        Committee's attention within the scope of its duties.

B.  The Corporation's Independent Accountants:

    1. To evaluate, annually, the effectiveness and objectivity of the Corporation's independent accountants and recommend to the Board the engagement or replacement of the independent accountants;

    2. To ensure that the Audit Committee receives, annually, from the Corporation's independent accountants the information about all of the relationships between the independent accountants and the Corporation that the independent accountants are required to provide to the Audit Committee, to actively engage in a dialogue with the independent accountants about any relationships between the independent accountants and the Corporation or any services that the independent accountants provide or propose to provide that may impact upon the objectivity and independence of the independent accountants and to take, or recommend that the Board take, any appropriate action to oversee the independence of the independent accountants.

    3. To maintain a relationship with the independent accountants because of the ultimate responsibility of the independent accountants to the Board and the Audit Committee, as representatives of the shareholders; and

    4. To approve the fees and other compensation paid to the independent accountants.

C.  The Corporation's Financial Reporting Process:

    1. To oversee the Corporation's selection of and major changes to its accounting policies;

    2. To meet with the Corporation's independent accountants and financial management both to discuss the proposed scope of the audit and to discuss the conclusions of the audit, including any items that the independent accountants are required by auditing standards to discuss with the Audit Committee, such as any significant changes to the Company's accounting policies, the integrity of the Corporation's financial reporting process and any proposed changes or improvements in financial, accounting or auditing practices;

    3. To issue for public disclosure by the Corporation the report of the Audit Committee required by the rules of the Securities and Exchange Commission.
D.  Other Matters

    1.  To review and update, periodically, this charter of the Audit
        Committee;

    2. To review reports and any financial information submitted by the Corporation to a government body or the public;

    3. To report to the Board the matters discussed at each meeting of the Audit Committee;

    4. To keep an open line of communication with the financial and senior management, the independent accountants and the Board; and

    5. To retain, at the Corporation's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

                                      A-2